AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ASPEN RACING STABLES

The undersigned Chief Executive Officer of Aspen Racing Stables, a Nevada corporation, has hereby executed these Restated Articles of Incorporation of the Company, pursuant to the requirements of NRS 78.403. These Restated Articles of Incorporation were approved by the Board of Directors and by a written consent of the holders of 90% of the outstanding shares of common stock.

ARTICLE ONE

The name of the Corporation is Kun Run Biotechnology, Inc.

ARTICLE TWO

The address of the Corporation's principal office in the State of Nevada is 6100 Neil Road, Suite 500, Reno Nevada 89511, and the name of its registered agent at such address is The Corporation Trust Company of Nevada.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Act.

ARTICLE FOUR

The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be one hundred million (100,000,000) shares of Common Stock of the par value of ($.001) each, and ten million (10,000,000) shares of Preferred Stock of the par value of ($.001) each. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

1 *Issuance in class or series.* The Preferred Stock may be issued from time to time in one or more series, or divided into additional classes and such classes into one or more series. The terms of a class or series, including all rights and preferences, shall be as specified in the resolution adopted by the Board of Directors designation such class or series, which resolution or resolutions with respect to a class or series shall specify all series and the distinctive designation thereof: (a) the number of shares to constitute such class or series and the distinctive designation thereof; (b) the dividend or manner for determining the dividend payable with respect to the shares of such class or series and the date or dates from which dividends shall accrue, whether such dividends shall be cumulative, and, if cumulative, the date or dates from which dividends shall accumulate and whether the shares in such class or series shall be entitled to preference or priority over any other class or series of stock of the Corporation with respect to payment of dividends; (c) the terms and conditions, including price or a manner for determining the price, of redemption, if any, of the shares of such class or series; (d) the terms and conditions of a retirement or sinking fund, if any, for the purchase or redemption of the shares of such class or series; (e) the amount which the shares of such class or series shall be entitled to receive, if any, in the event of any liquidation, dissolution or winding up of the Corporation and whether such shares shall be entitled to a preference or priority over shares of another class or series with respect to amounts received in connection with any liquidation, dissolution or winding up of the Corporation; (f) whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or any other series of the same or any other class or classes of stock, of the Corporation and the terms and conditions of any such conversion or exchange; (g) the voting rights, if any, of shares of stock of such class or series in addition to those granted herein; (h) the status as to reissuance or sale of shares of such class or series redeemed, purchased or otherwise reacquired, or surrendered to the Corporation upon conversion; (i) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation or any subsidiary, of any other class series of stock of the Corporation ranking junior to such shares as to dividends or upon liquidation; (j) the conditions, if any, on the creation of indebtedness of the Corporation, or any subsidiary; and (k) such other preferences, rights, restrictions and qualifications as the Board of Directors may determine.

All shares of the Common stock shall be of the same class and shall have equal dividend or distribution, liquidation and other rights.

All shares of the Common Stock shall rank equally, and all shares of the Preferred Stock shall rank equally, and be identical within their classes in all respects regardless of series, except as to terms which may be specified by the Board of Directors pursuant to the above provisions. All shares of any one series of a class of Preferred Stock shall be of equal rank and identical in all respects, except that shares of any one series issued at different times may differ as to the dates on which dividends thereon shall accrue and be cumulative.

Effective September 4, 2008, each issued and outstanding share of Common Stock was automatically changed into 0.29167 new share of Common Stock (the "Reverse Stock Split"). The Reverse Stock Split shall not change the par value of the Common Stock, nor change the authorized number of shares of the Common Stock. Fractional shares shall not be issued, but shall be rounded up to the next whole number.

2 *Other Provisions.* Shares of common Stock or Preferred Stock of any class or series may be issued with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, option or special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted by the Board of Directors. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon facts ascertainable outside the resolution or resolutions of the Board of Directors providing for the issue of such stock by the Board of Directors, provided the manner in which such facts shall operate upon the voting powers, designations, preferences rights and qualifications, limitations or restrictions or such class or series is clearly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. Shares of Common or Preferred Stock reacquired by the Corporation shall no longer be deemed outstanding and shall have no voting or other rights unless and until reissued. Shares reacquired by the Corporation may be canceled and restored to the status of authorized and unissued stock by action of the Board of Directors.

3 *common Stock.* Except as otherwise provided in any resolution or resolutions adopted by the Board Directors, the Common Stock shall (a) have the exclusive voting power of the corporation; (b) entitle the holders thereof to one vote per share at all meetings of the stockholders of the Corporation; (c) entitle the holders to share ratably, without preference over any other shares of the Corporation, in all assets of the Corporation in the event of any dissolution, liquidation or winding up of the Corporation; and (d) entitle the record holder thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

No stockholder shall have any pre-emptive right to purchase shares of the Corporation.

ARTICLE SEVEN

No stock, whether paid up or issued as fully paid, shall be subject to assessment to pay the debts of the corporation.

ARTICLE EIGHT

The Corporation shall have the power to indemnify its present or former Directors, officers, employees and agents or any person who served or its serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the General Corporation Law of Nevada. Such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled, under any bylaws, agreements, vote of stockholders or disinterested Directors, or otherwise.

ARTICLE ELEVEN

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under the Act, or, (iv) for any transaction from which the Director derived an improper personal benefit.

Dated: November 1, 2008

ASPEN RACING STABLES, INC.

By: ________________________

Xiaoqun Ye, Chief Executive Officer